Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

January 11, 2005

Contact: Emanuel Chirico

Executive Vice President & Chief Financial Officer

(212) 381-3503

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION

REAFFIRMS EARNINGS GUIDANCE

Phillips-Van Heusen Corporation (NYSE: PVH) is announcing during its presentation by Company management today at the SG Cowen & Co. 3rd Annual Consumer Conference that it expects to at least meet the Company's November 16, 2004 earnings guidance for the full fiscal 2004 year. The presentation can be accessed by logging onto www.pvh.com and going to the "News Release" page under the "Investor Info" tab.

For the year, the Company is estimating that earnings per share will be at least in the $1.29 to $1.30 range previously announced, excluding restructuring and other items. The Company is estimating that GAAP earnings per share for the year will be at least in the $0.88 to $0.89 range previously announced, including such expenses. The following table reconciles the Company's earnings per share estimates from those computed under GAAP to the non-GAAP earnings per share measure disclosed:

Fiscal Year Ending
January 30, 2005
Estimated diluted net income
per common share under GAAP	$0.88 - $0.89

Will be classified as Operating Expenses:
Add back estimated pre-tax costs of $16 million associated with (a) closing underperforming retail outlet stores and (b) exiting the wholesale footwear business and relocating the Company's retail footwear operations	0.32

Will be classified as Interest Expense:
Add back $9.4 million (pre-tax) of debt extinguishment costs associated with the refinancing of the Company's 9 1/2% senior subordinated notes	0.19

Effect of preferred stock conversion:
2004 full year non-GAAP EPS estimate assumes conversion of the Company's preferred stock. 2004 full year GAAP EPS estimate does not assume conversion of the Company's preferred stock because such assumption would be antidilutive to the GAAP EPS computation	(0.10)

Estimated diluted net income per common share
excluding the above items (non-GAAP)	$1.29 - $1.30

Phillips-Van Heusen Corporation is one of the world's largest apparel companies. It owns and markets the Calvin Klein brand worldwide. It is the world's largest shirt company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, IZOD, Arrow, Bass and G.H. Bass & Co., and its licensed brands Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, BCBG Max Azria, BCBG Attitude, MICHAEL Michael Kors, Sean Jean and Chaps.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward- looking statements made in this press release and during the referenced conference and webcast, including, without limitation, statements relating to the Company's future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's apparel and related products, both to its wholesale customers and in its retail stores, and the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends and other factors; (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory, including the Company's ability to realize revenue growth from developing and growing Calvin Klein; (iv) the Company's operations and results could be affected by quota restrictions (which, among other things, could limit the Company's ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company's products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity's, or the Company's existing, operations, employee relationships, vendor relationships, customer relationships or financial performance and (vii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

The Company's referenced presentation includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information at the end of the Company's press release announcing its results for its quarter ended October 31, 2004, which is available on the Company's website at www.pvh.com, and in its Current Reports on Form 8-K furnished to the SEC.

The information in this press release and made available during the referenced presentation contains certain forward- looking statements which reflect the Company's view or future events and financial performance as of November 16, 2004 except for earnings per share, which is as of January 11, 2005, and the Company does not undertake any obligation to update publicly any such forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.